Exhibit 5.1

[Holland & Knight LLP Letterhead]

April 10, 2012

PositiveID Corporation
1690 South Congress Avenue, Suite 200
Delray Beach, FL 33445

Ladies and Gentlemen:

We have acted as special counsel to PositiveID Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 2,600,000 shares of common stock of the Company, $0.01 par value per share (the “Conversion Shares”) issuable upon conversion of 159 shares of Series H Preferred Stock of the Company, par value $0.001 per share (the “Series H Stock”), and payable as dividends on the Series H Stock  (the "Dividend Shares" together with the Series H Stock and the Conversion Shares, the "Ironridge Securities").  The Ironridge Securities are to be sold to Ironridge Technology Co., a division of Ironridge Global IV, Ltd. (the “Purchaser”) under the Preferred Stock Purchase Agreement (the “Purchase Agreement”), between the Company and the Purchaser dated January 13, 2012.

In so acting, we have examined such documents, including the Purchase Agreement, the Second Amended and Restated Certificate of Incorporation, as amended, the Certificate of Designations of Preferences, Rights and Limitations of Series H Preferred Stock (the “Certificate of Designations”), and the Amended and Restated By-laws, as amended, of the Company and certain resolutions of the Board of Directors of the Company relating to the registration of the Securities and related matters as we have considered necessary and appropriate for the purposes of the opinions set forth below.

In addition, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to various questions of fact material to this opinion, we have relied upon representations of officers or directors of the Company and documents furnished to us by the Company without independent verification of their accuracy. We have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Based upon and subject to the foregoing, we are of opinion that:

1.  the Conversion Shares have been duly authorized and, assuming no change in relevant facts, when issued in accordance with the Certificate of Designations, will be validly issued, fully paid and non-assessable; and

2.  the Dividend Shares have been duly authorized and, and assuming no change in relevant facts, when issued  in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and non-assessable.

This opinion is subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general applicability, affecting or limiting the rights of creditors, and general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, including all Delaware statutes, all Delaware court decisions and all provisions of the Delaware constitution that affect the interpretation of the General Corporation Law and the federal laws of the United States of America.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission issued thereunder.

HOLLAND & KNIGHT LLP

/s/ HOLLAND & KNIGHT LLP